Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Second Quarter 2019 Results

•                  Achieves Metallurgical segment gross margin of $101.8 million, or a record $53.80 per ton

•                 Approaches 8.8 million shares repurchased since capital return program’s inception, or 35 percent of initial shares outstanding

•                  Raises midpoint of volume guidance and lowers midpoint of cost guidance for Metallurgical segment

•                  Announces formation of strategic JV with Peabody to unlock significant synergies by combining the companies’ respective PRB and Colorado operations

•                 Announces strong early progress at Leer South and projects accelerated start-up of longwall

ST. LOUIS, July 24, 2019 — Arch Coal, Inc. (NYSE: ARCH) today reported net income of $62.8 million, or $3.53 per diluted share, in the second quarter of 2019, compared with net income of $43.3 million, or $2.06 per diluted share, in the prior-year period.  The company earned adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations, amortization of sales contracts, and non-operating expenses (“adjusted EBITDA”) (1) of $105.6 million in the second quarter of 2019, which includes an $8.4 million non-cash mark-to-market gain associated with the company’s coal-hedging activities.  This compares to $85.4 million of adjusted EBITDA recorded in the second quarter of 2018, which included a $15.1 million non-cash mark-to-market loss associated with the company’s coal-hedging activities.  Revenues totaled $570.2 million for the three months ended June 30, 2019, versus $592.3 million in the prior-year quarter.

“Arch turned in another strong operational performance during the quarter just ended, led by our core Metallurgical segment, which achieved record margins, an excellent cost performance and solid shipping volumes,” said John W. Eaves, Arch’s chief executive officer.  “At the same time, our legacy thermal operations contributed meaningful levels of cash flow despite heavy flooding that disrupted rail movements in the nation’s interior, and we announced a joint venture with Peabody Energy that will enhance the free cash flow potential of our thermal assets still further

(1)  Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

by unlocking significant synergies.  In addition, we are pleased to report that we have made excellent progress in the development of Leer South, which is ahead of schedule and now expected to commence longwall production in the third quarter of 2021.”

During the second quarter, Arch returned $70.8 million to shareholders via buybacks and dividends under its ongoing capital return program, despite a temporary suspension of the buyback program associated with the announcement of the joint venture with Peabody Energy.  Since launching the capital return program in May 2017, Arch has returned a total of $796.4 million to shareholders via share repurchases coupled with regular dividend payments.  At quarter-end, Arch had board authorization to expend an additional $324.5 million on share buybacks, out of a total authorization of $1.05 billion.

“We remain sharply focused on driving operational excellence across our portfolio to generate long-term, sustainable returns for our shareholders,” Eaves added.  “With excellent momentum in all facets of our business, we expect to have sufficient capacity to return as much or more capital to shareholders in full-year 2019 as we averaged in 2017 and 2018, while also funding the development of Leer South.”

Capital Allocation Progress and Liquidity Update

During the second quarter, Arch repurchased 697,000 shares of common stock, representing 2.8 percent of the shares outstanding at launch of the capital return program in May 2017, for a total investment of $63.4 million.  In the past nine quarters, Arch has invested a total of $725.5 million to buy back 8.8 million shares, which has served to lower the corporation’s outstanding share count from 25.0 million to 16.2 million — a reduction of 35 percent.

In addition to the buybacks, Arch returned $7.4 million to shareholders through its recurring quarterly dividend.  In the past nine quarters, Arch has returned a total of $70.9 million to shareholders via dividend payments.

The $156.9 million returned to shareholders during the first half of 2019 represented a 19-percent increase over the same period in 2018, even with the expenditure of $36.3 million on the development of Leer South.

“During the second quarter, Arch again demonstrated its powerful cash-generating capabilities, returning significant amounts of cash to shareholders even as we drove forward at an accelerated rate in the development of our new Leer South longwall mine,” said John T. Drexler, Arch’s chief financial officer.

Arch invested $18.9 million at Leer South during the second quarter.  Arch ended the quarter with approximately $508.0 million in liquidity — including $395.1 million in cash — and a negative net debt (or net cash) position of $81.2 million.

“We believe Arch possesses one of the most compelling value propositions in the global coking coal industry — with our high-margin coking coal portfolio, robust capital return program, rock-solid balance sheet, and world-class growth project at Leer South,” Drexler added.

As expected, Arch received cash of $35.2 million during the quarter related to a tax benefit recognized in 2018, and expects to receive another $13.5 million in cash associated with that benefit later in the year.

Arch is also announcing board approval of the next quarterly cash dividend payment of $0.45 per common share, which is scheduled to be paid on September 13, 2019 to stockholders of record at the close of business on August 30, 2019.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

Operational Results

“Our core Metallurgical segment delivered record margins during the quarter, achieving an excellent cost performance and near-record coking coal price realizations,” said Paul A. Lang, Arch’s president and chief operating officer.  “Supplementing that strong performance, our two thermal segments again generated solid cash flow despite reduced volumes and higher-than-anticipated unit costs stemming primarily from widespread, flood-related rail disruptions.”

	Metallurgical
	2Q19	1Q19	2Q18
Tons sold (in millions)	1.9	1.8	2.0
Coking	1.6	1.5	1.7
Thermal	0.3	0.3	0.3
Coal sales per ton sold	$115.87	$118.22	$104.38
Coking	$131.88	$133.32	$119.23
Thermal	$30.02	$34.66	$31.65
Cash cost per ton sold	$62.07	$67.27	$61.33
Cash margin per ton	$53.80	$50.95	$43.05

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Beckley, Leer, Mountain Laurel and Sentinel.

The Metallurgical segment achieved a per-ton margin of $53.80 on the strength of an average per-ton coking coal price realization of $131.88, which was only slightly lower than the record level in the previous quarter, and an average per-ton cost of $62.07, which was near the bottom of the company’s annual cost guidance despite a longwall move at the Leer mine.

“Even with a longwall move, the Leer mine continued its outstanding operating performance, with high productivity levels and exceptionally low cash costs,” Lang said.  “As previously discussed, we expect Leer to maintain and even improve upon its strong performance as it transitions into the heart of its reserve base later in 2019.”

Meanwhile, the Mountain Laurel mine is about to start its final longwall move as it prepares to transition to a continuous miner operation in late 2019.  Mountain Laurel now has three of five continuous miner units operating productively in the new room-and-pillar configuration.

Looking ahead, Arch is increasing the midpoint of its 2019 coking coal volume guidance by 100,000 tons — to a range of 6.7 to 7.1 million tons — and reducing the midpoint of its cost guidance by $0.50 per ton — to a range of $61 to $65 per ton.  Arch expects a relatively comparable financial contribution from its Metallurgical segment in the third quarter of 2019 relative to the second quarter of 2019, as increased shipping volumes are counter-balanced by lower projected index-based pricing.

	Powder River Basin
	2Q19	1Q19	2Q18
Tons sold (in millions)	17.1	17.1	18.8
Coal sales per ton sold	$12.08	$12.18	$12.06
Cash cost per ton sold	$11.29	$10.98	$10.66
Cash margin per ton	$0.79	$1.20	$1.40

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Black Thunder and Coal Creek.

In the Powder River Basin, sales volumes for the second quarter totaled 17.1 million tons, effectively flat with the first quarter of 2019.  As expected, flooding impacts as well as higher fuel prices pressured unit costs, which rose to $11.29 per ton.  Coupled with a modest decline in average realization, the segment’s per-ton operating margin declined by 34 percent to $0.79.

Looking ahead, Arch expects stronger volumes and correspondingly lower unit costs in the year’s second half.  As a result, the company remains comfortable with its per-ton cost guidance of between $10.70 and $11.00 for full year 2019.

	Other Thermal
	2Q19	1Q19	2Q18
Tons sold (in millions)	1.9	1.7	2.0
Coal sales per ton sold	$39.09	$38.58	$36.77
Cash cost per ton sold	$33.62	$35.28	$31.19
Cash margin per ton	$5.47	$3.30	$5.58

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Coal-Mac, Viper and West Elk.

In the Other Thermal segment, volumes increased by 15 percent versus the first quarter of 2019 due in part to increased shipments from the West Elk mine.  The average per-ton realization increased slightly to $39.09, while the average per-ton cost declined by roughly 5 percent to $33.62.  The average per-ton margin increased more than 60 percent to $5.47.

Looking ahead, Arch expects significantly improved results from the Other Thermal segment in the year’s second half due in part to higher shipments at West Elk.  Arch is reiterating its per-ton cost guidance for the segment of $29.00 to $33.00 for full year 2019.

Progress at Leer South

During the second quarter, Arch made excellent progress in developing its new Leer South mine.  The company now expects longwall mining to commence in the third quarter of 2021, versus the fourth quarter of 2021 as previously indicated.

As a result of this accelerated timeline, Arch now expects to spend approximately $100 million in development capital during 2019, versus the $90 million that was originally indicated.  The company is reaffirming that it expects to spend a total of $360 million to $390 million to develop Leer South.

“While it’s still early in the development process, we are encouraged by the significant progress and positive momentum our team has exhibited,” Lang said.  “Leer South is expected to be among the lowest cost, highest margin coking coal mines in the U.S. and promises to drive significant value for our shareholders.  As such, we are sharply focused on getting the longwall on line as quickly as possible, and will be looking for every opportunity to accelerate the development process.”

Arch expects to produce 1.3 million tons of premium, High-Vol A coking coal with continuous miner units prior to the start-up of the longwall mine.  Based on today’s prices, those development tons could generate EBITDA of roughly $100 million — or more than 25 percent of the total projected capital needed to develop the mine — prior to the longwall’s start-up.

With the addition of Leer South, Arch expects to expand its High-Vol A output by an incremental 3 million tons; enhance its already advantageous position on the U.S. cost curve; strengthen its coking coal profit margins in virtually any market environment; and cement its position as the leading supplier of High-Vol A coking coal globally.

In addition and as previously noted, the Leer mine will be progressing into the heart of its reserve base in late 2019 — at which point the average seam thickness of the Leer reserves will increase by roughly 12 inches.  That should drive both an increase in output and a reduction in per-ton cost at the operation.

At present, Arch expects its High-Vol A output to climb to 7 million tons per year in 2022 and to remain at or above that level into the 2030s.

Key Market Developments

Global coking coal markets remained strong in the second quarter, with High-Vol A prices averaging $197 per metric ton FOB the U.S. East Coast during the period.  While prices have pulled back more than 10 percent since that time, Arch continues to see coking coal supply and demand in relative balance — although further weakening in the global economy and compressed steel margins could serve to dampen the near-term market outlook.

Through the first half of 2019, coking coal markets were well-supported by underlying market fundamentals.  Global steel output was up 5 percent through May, according to the World Steel Association, as was pig iron output.  Economic stimulus measures drove robust steel demand growth in China, and North American steel production and blast furnace capacity factors increased materially.  Weaker economic growth and industrial output represented a persistent concern in Europe, but indigenous European coking coal supply remained under pressure.  Chinese coking coal imports increased more than 20 percent through the first half of 2019.  Indian import activity got off to a lackluster start, but sustained and significant steel sector expansion is still projected in that country.

On the supply side, Arch views investment in global coking coal supply as insufficient given projected growth in global steel output and the impact of ordinary reserve depletion at existing metallurgical mines.  Australian coking coal exports were up just 2 percent through May — well off the pace set in 2016, which was the country’s high-water mark for such exports.  In addition, U.S. coking coal exports continued to undershoot 2018 levels despite a consistently strong pricing environment in recent years, with metallurgical exports down an estimated 10 percent through May.  While metallurgical exports from both Russia and Canada were up year-to-date, those volume increases mainly served to offset U.S. declines.

“Despite the recent pull-back in coking coal prices, our view of coking coal markets over the intermediate and longer term remains positive,” Lang said.  “Importantly, with our highly competitive cost structure and high-quality coking coals, we are structured to compete, prosper and generate significant value for our shareholders across a wide range of market scenarios.”

Outlook

“We remain highly confident in Arch’s clearly defined strategy for long-term value creation and growth,” Eaves said.  “We are sharply focused on maximizing returns by executing on our strategy, and see multiple drivers for future value creation.  These drivers include the continuation of our robust and proven capital return program; the development of our world-class, Leer South longwall mine; the transition of the Leer mine into the heart of its reserve base; and the completion of our recently announced joint venture with Peabody Energy.  We believe these drivers — coupled with continued, strong operational execution — will position Arch to deliver long-term, sustainable returns for our shareholders.”

	2019
	Tons			$ per ton
Sales Volume (in millions of tons)

Coking	6.7	-	7.1
Thermal	80.0	-	85.0
Total	86.7	-	92.1

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.1	$126.45
Committed, Unpriced Coking North American			0.6
Committed, Priced Coking Seaborne			2.6	$131.63
Committed, Unpriced Coking Seaborne			2.4
Total Committed Coking			6.7

Committed, Priced Thermal Byproduct			1.0	$32.50
Committed, Unpriced Thermal Byproduct			—
Total Committed Thermal Byproduct			1.0

Average Metallurgical Cash Cost				$61.00 - $65.00

Powder River Basin (in millions of tons)
Committed, Priced			69.1	$12.10
Committed, Unpriced			1.0
Total Committed			70.1
Average Cash Cost				$10.70 - $11.00

Other Thermal (in millions of tons)
Committed, Priced			7.1	$39.53
Committed, Unpriced			0.7
Total Committed			7.8
Average Cash Cost				$29.00 - $33.00

Corporate (in $ millions)
D,D&A	$112.0	-	$118.0
ARO Accretion	$19.0	-	$21.0
S,G&A - cash	$74.0	-	$78.0
S,G&A - non-cash	$18.0	-	$20.0
Net Interest Expense	$8.0	-	$12.0
Capital Expenditures	$185.0	-	$195.0
Tax Provision (%)	Approximately 0%

Note:  The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP EBITDA and Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measures, net income and GAAP cost of sales, are not accessible without unreasonable efforts on a forward-looking basis. The reconciling items for both non-GAAP measures include transportation costs, which are a component of GAAP revenues and cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2019.

A conference call regarding Arch Coal’s second quarter 2019 financial results will be webcast live today at 10 a.m. Eastern time.  The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries.  Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions.  For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from our emergence from Chapter 11 bankruptcy protection; from changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; from our ability to complete the joint venture transaction with Peabody Energy in a timely manner, including obtaining regulatory approvals and satisfying other closing conditions; from our ability to achieve expected synergies from the joint venture; from our ability to successfully integrate the operations of certain mines in the joint venture; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Revenues	$570,222	$592,349	$1,125,405	$1,167,644

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	451,088	474,388	889,559	929,168
Depreciation, depletion and amortization	26,524	30,549	51,797	60,252
Accretion on asset retirement obligations	5,137	6,993	10,274	13,985
Amortization of sales contracts, net	11	3,248	76	6,299
Change in fair value of coal derivatives and coal trading activities, net	(8,400)	15,138	(21,381)	11,724
Selling, general and administrative expenses	25,209	24,756	49,298	50,704
Costs related to proposed joint venture with Peabody Energy	3,018	—	3,018	—
Loss on sale of Lone Mountain Processing, LLC	4,304	—	4,304	—
Other operating income, net	(3,239)	(7,318)	(4,889)	(14,250)
	503,652	547,754	982,056	1,057,882

Income from operations	66,570	44,595	143,349	109,762

Interest expense, net
Interest expense	(4,375)	(5,050)	(8,807)	(10,445)
Interest and investment income	2,088	1,552	4,231	2,825
	(2,287)	(3,498)	(4,576)	(7,620)

Income before nonoperating expenses	64,283	41,097	138,773	102,142

Nonoperating (expenses) income
Non-service related pension and postretirement benefit (costs) credits	(1,336)	68	(3,102)	(1,235)
Net loss resulting from early retirement of debt and debt restructuring	—	(485)	—	(485)
Reorganization items, net	(16)	(740)	71	(1,041)
	(1,352)	(1,157)	(3,031)	(2,761)

Income before income taxes	62,931	39,940	135,742	99,381
Provision for (benefit from) income taxes	91	(3,366)	161	(3,910)

Net income	$62,840	$43,306	$135,581	$103,291

Net income per common share
Basic EPS	$3.80	$2.15	$7.97	$5.03
Diluted EPS	$3.53	$2.06	$7.45	$4.81

Weighted average shares outstanding
Basic weighted average shares outstanding	16,543	20,156	17,018	20,529
Diluted weighted average shares outstanding	17,781	21,036	18,190	21,456

Dividends declared per common share	$0.45	$0.40	$0.90	$0.80

Adjusted EBITDA (A)	$105,564	$85,385	$212,818	$190,298

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$232,429	$264,937
Short-term investments	162,656	162,797
Trade accounts receivable	182,824	200,904
Other receivables	32,950	48,926
Inventories	172,841	125,470
Other current assets	56,993	75,749
Total current assets	840,693	878,783

Property, plant and equipment, net	870,889	834,828

Other assets
Equity investments	106,072	104,676
Other noncurrent assets	71,876	68,773
Total other assets	177,948	173,449
Total assets	$1,889,530	$1,887,060

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$138,735	$128,024
Accrued expenses and other current liabilities	162,741	183,514
Current maturities of debt	13,068	17,797
Total current liabilities	314,544	329,335
Long-term debt	295,263	300,186
Asset retirement obligations	236,317	230,304
Accrued pension benefits	11,649	16,147
Accrued postretirement benefits other than pension	79,992	83,163
Accrued workers’ compensation	173,621	174,303
Other noncurrent liabilities	80,194	48,801
Total liabilities	1,191,580	1,182,239

Stockholders’ equity
Common Stock	250	250
Paid-in capital	728,996	717,492
Retained earnings	647,440	527,666
Treasury stock, at cost	(725,524)	(583,883)
Accumulated other comprehensive income	46,788	43,296
Total stockholders’ equity	697,950	704,821
Total liabilities and stockholders’ equity	$1,889,530	$1,887,060

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2019	2018
	(Unaudited)
Operating activities
Net income	$135,581	$103,291
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	51,797	60,252
Accretion on asset retirement obligations	10,274	13,985
Amortization of sales contracts, net	76	6,299
Deferred income taxes	13,385	8,730
Employee stock-based compensation expense	11,473	7,992
(Gains) losses on disposals and divestitures	(1,415)	131
Net loss resulting from early retirement of debt and debt restructuring	—	485
Amortization relating to financing activities	1,826	2,170
Changes in:
Receivables	17,871	(20,212)
Inventories	(47,370)	(28,245)
Accounts payable, accrued expenses and other current liabilities	4,497	(11,879)
Income taxes, net	24,575	11,560
Other	3,336	(9,563)
Cash provided by operating activities	225,906	144,996

Investing activities
Capital expenditures	(87,854)	(30,049)
Minimum royalty payments	(1,125)	(124)
Proceeds from disposals and divestitures	1,591	56
Purchases of short term investments	(89,454)	(110,359)
Proceeds from sales of short term investments	90,424	105,150
Investments in and advances to affiliates, net	(3,275)	—
Cash used in investing activities	(89,693)	(35,326)

Financing activities
Payments on term loan due 2024	(1,500)	(1,500)
Net payments on other debt	(8,845)	(7,307)
Debt financing costs	—	(529)
Net loss resulting from early retirement of debt and debt restructuring	—	(50)
Dividends paid	(15,264)	(16,333)
Purchases of treasury stock	(143,142)	(115,973)
Other	30	10
Cash used in financing activities	(168,721)	(141,682)

Decrease in cash and cash equivalents	(32,508)	(32,012)
Cash and cash equivalents, beginning of period	264,937	273,602

Cash and cash equivalents, end of period	$232,429	$241,590

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$232,429	$241,590
Restricted cash	—	—

	$232,429	$241,590

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)

Term loan due 2024 ($293.3 million face value)	$292,224	$293,626
Other	21,669	30,449
Debt issuance costs	(5,562)	(6,092)
	308,331	317,983
Less: current maturities of debt	13,068	17,797
Long-term debt	$295,263	$300,186

Calculation of net debt
Total debt (excluding debt issuance costs)	$313,893	$324,075
Less liquid assets:
Cash and cash equivalents	232,429	264,937
Short term investments	162,656	162,797
	395,085	427,734
Net debt	$(81,192)	$(103,659)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended June 30, 2019		Three Months Ended March 31, 2019		Three Months Ended June 30, 2018
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	17.1		17.1		18.8

Segment Sales	$207.2	$12.08	$208.7	$12.18	$226.7	$12.06
Segment Cash Cost of Sales	193.6	11.29	188.3	10.98	200.4	10.66
Segment Cash Margin	13.6	0.79	20.4	1.20	26.3	1.40

Metallurgical
Tons Sold	1.9		1.8		2.0

Segment Sales	$219.3	$115.87	$212.0	$118.22	$209.7	$104.38
Segment Cash Cost of Sales	117.5	62.07	120.6	67.27	123.2	61.33
Segment Cash Margin	101.8	53.80	91.4	50.95	86.5	43.05

Other Thermal
Tons Sold	1.9		1.7		2.0

Segment Sales	$74.9	$39.09	$65.1	$38.58	$74.9	$36.77
Segment Cash Cost of Sales	64.4	33.62	59.5	35.28	63.5	31.19
Segment Cash Margin	10.5	5.47	5.6	3.30	11.4	5.58

Total Segment Cash Margin	$125.9		$117.4		$124.2

Selling, general and administrative expenses	(25.2)		(24.1)		(24.8)
Other	4.9		14.0		(14.0)

Adjusted EBITDA	$105.6		$107.3		$85.4

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended June 30, 2019 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Revenues in the consolidated income statements	$210,149	$261,245	$98,205	$623	$570,222
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	(1,036)	—	(1,036)
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	623	623
Transportation costs	2,924	41,963	24,339	—	69,226
Non-GAAP Segment coal sales revenues	$207,225	$219,282	$74,902	$—	$501,409
Tons sold	17,149	1,892	1,916
Coal sales per ton sold	$12.08	$115.87	$39.09

Quarter ended March 31, 2019 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Revenues in the consolidated income statements	$212,729	$253,262	$85,978	$3,214	$555,183
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	2,044	—	2,044
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	3,214	3,214
Transportation costs	4,006	41,298	18,882	—	64,186
Non-GAAP Segment coal sales revenues	$208,723	$211,964	$65,052	$—	$485,739
Tons sold	17,141	1,793	1,686
Coal sales per ton sold	$12.18	$118.22	$38.58

Quarter ended June 30, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Revenues in the consolidated income statements	$229,878	$259,032	$99,814	$3,625	$592,349
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	1,649	—	1,649
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	3,625	3,625
Transportation costs	3,176	49,308	23,281	—	75,765
Non-GAAP Segment coal sales revenues	$226,702	$209,724	$74,884	$—	$511,310
Tons sold	18,792	2,009	2,036
Coal sales per ton sold	$12.06	$104.38	$36.77

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended June 30, 2019 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Cost of sales in the consolidated income statements	$195,948	$159,419	$88,749	$6,972	$451,088
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(612)	—	—	—	(612)
Transportation costs	2,924	41,963	24,339	—	69,226
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	4,580	4,580
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,392	2,392
Non-GAAP Segment cash cost of coal sales	$193,636	$117,456	$64,410	$—	$375,502
Tons sold	17,149	1,892	1,916
Cash cost per ton sold	$11.29	$62.07	$33.62

Quarter ended March 31, 2019 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Cost of sales in the consolidated income statements	$191,647	$161,911	$78,366	$6,546	$438,470
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(638)	—	—	—	(638)
Transportation costs	4,006	41,298	18,882	—	64,186
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	4,239	4,239
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,307	2,307
Non-GAAP Segment cash cost of coal sales	$188,279	$120,613	$59,484	$—	$368,376
Tons sold	17,141	1,793	1,686
Cash cost per ton sold	$10.98	$67.27	$35.28

Quarter ended June 30, 2018 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
GAAP Cost of sales in the consolidated income statements	$205,532	$172,548	$86,800	$9,508	$474,388
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	1,968	—	—	—	1,968
Transportation costs	3,176	49,308	23,281	—	75,765
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	6,731	6,731
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,777	2,777
Non-GAAP Segment cash cost of coal sales	$200,388	$123,240	$63,519	$—	$387,147
Tons sold	18,792	2,009	2,036
Cash cost per ton sold	$10.66	$61.33	$31.19

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company’s core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net income	$62,840	$43,306	$135,581	$103,291
Provision for (benefit from) income taxes	91	(3,366)	161	(3,910)
Interest expense, net	2,287	3,498	4,576	7,620
Depreciation, depletion and amortization	26,524	30,549	51,797	60,252
Accretion on asset retirement obligations	5,137	6,993	10,274	13,985
Amortization of sales contracts, net	11	3,248	76	6,299
Costs related to proposed joint venture with Peabody Energy	3,018	—	3,018	—
Loss on sale of Lone Mountain Processing, LLC	4,304	—	4,304	—
Non-service related pension and postretirement benefit costs	1,336	(68)	3,102	1,235
Net loss resulting from early retirement of debt and debt restructuring	—	485	—	485
Reorganization items, net	16	740	(71)	1,041

Adjusted EBITDA	$105,564	$85,385	$212,818	$190,298